Exhibit 99.2

HOOPER HOLMES
Conference Call Transcript
March 15, 2007
11:00 am ET

Coordinator:
Welcome to the Hooper Holmes Fourth Quarter 2006 Earnings Conference Call. At this time, all participants are in a listen only. During the question and answer session, please press star 1 on your touchtone phone. Today’s conference is being recorded. If you have any objections, you may disconnect at this time.

Now I will turn the meeting over to Miss Theresa Kelleher. You may begin.

Theresa Kelleher: Hooper Holmes - IR, Financial Dynamics
Thank you. Good morning everyone and welcome to the Hooper Holmes Fourth Quarter 2006 Conference Call. If anyone has not received a copy of the release issued this morning, please call (Estee) at 212-850-5600 and a copy will be sent to you immediately.

Before Management begins their formal remarks, I’d like to remind you that the extent of the company’s statements or comments represent forward looking statements. I refer you to the risk factors and other cautionary factors in this morning’s press release as well as the company’s most recent SEC filing.

In addition, this call is being recorded on behalf of Hooper Holmes and is copy righted material. It cannot be rerecorded or rebroadcast without the company’s express permission. As you know, participation implies consent to our taping. Once Management has concluded their formal remarks, we will open the call for questions.

With us today from Management are James Calver, President and Chief Executive Officer and Michael Shea, Chief Financial Officer. James, please go ahead.

James Calver: Hooper Holmes, President, CEO	Thank you Theresa and thanks very much for joining us today. Mike and I are pleased to have this opportunity to tell you about the results of our effort to execute the turnaround of Hooper Holmes.

As many of you will remember, in May of 2006, we began a strategic operations review led by our Executive Team and me and with support from external consultants EHS. We completed that review on schedule in September of 2006 and its outcome was a series of detailed plans to significantly reduce expenses, as well as generate incremental revenues.

As we’ve said previously, we will implement these plans over eight quarters, and the majority of these initiatives will be completed by December 31, 2007. We said we would make fundamental change in our cost structure and we are.

As I said on our last call in November when fully implemented, we expect our plans to result in approximately $17.5 million of additional operating income on an annual basis. We expect that this will be comprised of $11.5 million in annual cost reductions and approximately $6 million of additional operating income from new revenue initiatives.

We also said we would align costs with revenue and we are. We expect the gross margin impact of our plans to be an increase of about $12.7 million with an expected SG&A expense reduction of $4.8 million. So for fiscal year 2007, we expect our plans to generate about $6.8 million in cost reduction and $3.5 million of additional operating income from revenue initiatives. We expect these initiatives to begin to have a positive financial impact on our first quarter 2007 financial results.

When we began this work, we said we would correct the imbalances of the past. On our last call with share owners in November, to address these imbalances, I told you about four initiatives to reduce costs and build for the future. Those four initiatives are to one, transform our core Portamedic business, two, better leverage technology, three, manage with discipline, and four, expand our business.

And while many of the initiatives that I will be discussing momentarily are complete, the benefits of these first stage steps have not yet flowed through the company’s operating results. So here’s what we’ve done to date.

We said we would improve our asset utilization in Portamedic and we have. We’ve completely reengineering our branch network. In March 2006, we had 151 Portamedic branch locations. Today, we have 121 large scale branches. Adding our satellite and Exam only site and our branch managed contract location, brings Portamedic’s total to 139 locations.

We expect that the reengineering of the branch network will help us to better balance branch order volumes with costs without compromising our unmatched geographic reach. Our ability to deliver our risk assessment services in every zip code in the United States remains a competitive advantage.

We said we would leverage technology, increasing productivity and reducing costs and we have. Our new branch ordering system has been fully deployed to all of our branch offices. This system was custom developed for our needs and uses database and internet technologies. It is scalable and secure and has significantly reduced the time it takes our people to enter, complete and report on quality checked orders.

It provides much improved operations data and that should enable us to engage in continuous improvement yielding productivity for Hooper Holmes and better accuracy and reporting for our clients.

We’ve introduced management discipline. We said we would enhance operational controls across our company and we have. In addition to new financial discipline, in January, we established operating measures and metrics for each of our lines of business and major functions.

Today our business unit and functional leaders compensation is clearly tied to specific financial goals and business performance targets. I’ve mentioned the importance of pay per performance on previous share owner updates, so all managers with operational responsibility have bonus targets tied to business performance.

As you might imagine, with better discipline, we’ve reduced our real estate expenses, centralized purchasing and travel to gain volume discount. And we continue to eliminate costly information technology equipment leases, overall, improving productivity and efficiency company-wide.

As a quick note, we secured a credit agreement with Citigroup. Additionally since June 2006, we have filed financial results on time. So having taken the steps to correct many of the imbalances of the past, slowing the decline in our revenues is our top priority for 2007.

We continue to introduce prudent pricing increases that apply to many of our customers with whom we have multi-year contracts. And I’m pleased to say those customers have uniformly understood the context and the rationale for these increases. We observe that our competitors quickly followed suit. And as we improve our levels of service, speed and quality, we believe we can offer improved value to our customers which should help reverse past pricing declines.

The last part of the four point strategy is to expand new business. We are investing in sales strength. We have and we continue to add new sales people in our core Portamedic business as well as Heritage Labs, in our Claims Division and our Underwriting Solutions business (MAAS). We have also created a new business as head of field sales for Portamedic. And we have introduced competitive commission and incentive programs where none previously existed for all company sales people.

Three months ago in November, we told you of plans to develop new service offerings. Today we’re in the midst of pilot programs for several new services that we believe will allow us to deliver greater value to our customers. While the details remain confidential, we expect national roll out of these new services in the third quarter.

Within the last six months, we introduced IntelliScript, a new prescription history service delivered in partnership with Milliman. We are positioning ourselves to stimulate new revenues in our Claims Evaluations Division. We are introducing new services to its client base including prescription histories, a new claim reemployment program and summaries of attending physicians’ statements.

As a result of these steps, I’m pleased to say that today we are taking back market share. While the number of life insurance applications measured by industry analysts continues to decline year over year, our strengthed sales team in the core business won $4.00 in new business for every $1.00 lost in the fourth quarter of 2006. Now there is a lag due to implementation and revenue ramp up and we expect these competitive wins to reflect in our results this year.

Early last year we started to survey our customers to measure their satisfaction with our services. As a result of these new metrics and operations improvement, we increased our customer satisfaction measure by 11%.

We recognize that our wholly owned branches, our dedicated Portamedic examiners, our customer service representatives, our branch managers and all the people who deliver our services every day are essential to our success. In our business, it’s our field people, the people who are closest to our customers who are truly our greatest asset.

I’d now like to turn the call over our Chief Financial Officer, Michael Shea who will review our fourth quarter 2006 results. I will be back for some concluding comments and of course, to take your questions. Mike.

Michael Shea: Hooper Holmes, CFO
Thank you James and good morning everyone. Our fourth quarter results showed improvement in several areas, both year over year and sequentially from the third quarter of 2006. The sequential improvements included increased consolidated revenues, a slight improvement in our gross margin percentage and reduction in our operating losses.

I’d like to point out that these fourth quarter results reflect very little of the cost reductions expected from our strategic review. Based on the implementation schedule, we should begin to see improved results in the first quarter of 2007 and all subsequent quarters.

Now for the detailed numbers. For the fourth quarter of 2006, revenues decreased 7% to $71.2 million compared to $76.5 million in 2005. We had a net loss of $41.4 million or 61 cents per share compared to a net loss of $99.3 million or $1.51 per share in 2005.

Our fourth quarter 2006 net loss includes a non-cash impairment charge for goodwill and intangibles of $38 million along with restructuring and other special charges totaling $2 million.

As for revenues in the fourth quarter, our Health Information Division reported a decline to $64 million compared to $68 million in 2005, primarily due to continued weakness in the company’s core paramedical exam business.

Our Portamedic revenues decreased 10% to $37.7 million compared to $41.8 million in the fourth quarter of 2005. This decrease is a result of fewer paramedical exams being completed during the quarter primarily attributable to the overall decline in life insurance applications activity.

Infolink reported revenues of $7.6 million, a decrease of 8% compared to $8.3 million in the fourth quarter of 2005. Medicals Direct Group, our UK subsidiary, reported a 5% increase in revenues in the fourth quarter to $10.1 million from $9.6 million in 2005. This increase is primarily attributable to favorable foreign exchange during 2006.

Heritage Labs revenues decreased slightly to $4.3 million or about 1% in comparison to the same period in 2005, primarily due to fewer units being tests.

Mid-America Agency Services or MAAS revenues, increased 10% to $4.3 million as a result of increased volume in outsourced underwriting cases.

Our Claims Evaluation Division reported revenues of $7.2 million, a decline of 15% compared to the $8.5 million reported in the fourth quarter of 2005. The decrease was primarily the result of continued declines in independent medical exams and peer reviews from our current customer base.

Our consolidated gross margin improved in the fourth quarter 2006 to 23.4%, up from 21.2% in the fourth quarter of 2005. For our Health Information Division, gross margin increased to 23% versus 20.5% in the fourth quarter of 2005. Gross margin for our Claims Evaluation Division decreased slightly to 26.2% from 26.6% in 2005.

As for selling, general and administrative expenses, SG&A on a consolidated basis was down $1.5 million from the fourth quarter of 2005. This decrease is primarily attributable to cost reductions in our Health Information Division.

As I noted earlier, we recorded a non-cash impairment charge in the fourth quarter of $38 million pertaining to goodwill and intangibles along with restructuring and other charges totaling $2 million.

Regarding our balance sheet, current assets at December 31, 2006, were approximately $53.8 million including cash of $7.9 million, and no debt outstanding. Accounts receivable totaled $37.5 million with day’s sales outstanding at December 31 of 48 days. Working capital was approximately $20 million at December 31, 2006.

Regarding our cash flows, cash provided by operations totaled $2.5 million in the fourth quarter of 2006. Capital expenditures in the quarter were approximately $1.3 million.

Some other statistical information that we typically provide includes total Portamedic units for the fourth quarter which were 541,000 versus 599,000 in the same period of 2005, a decrease of approximately 10%. Our average pricing per paramedical exam increased slightly for the quarter to $72.21, compared to $71.87 for the same period in 2005.

Heritage Labs for the quarter tested 186,000 units versus 202,000 units in the same period of 2005, a decrease of 8%.

In summary, our fourth quarter 2006 results showed improvements in several areas when compared to the prior year including improved gross margins and reduced SG&A expense.

Looking ahead, we expect that the implementation of our strategic review initiatives will begin to have a positive impact on our first quarter 2007 financial results and we expect these results will continue throughout the year.

With that, I’ll turn the call back to James.

James Calver:	Thank you Mike. So as you heard, 2006 was a year as expected with much done to correct the imbalances of the past. Many challenges are now behind us.

If we look ahead, you can expect our team to continue to focus on slowing down revenue declines. We will continue to improve our basic business performance and quality and continue to develop new services with the potential to deliver greater value to customers.

We will also continue exploring extending our capabilities in new markets. For example, we believe we have an opportunity in disease management and wellness programs. Health care is after all a huge issue, one that is top of mind among virtually all Fortune 500 executives.

Corporations have been adding wellness programs at an impressive rate. We believe we have the opportunity to expand our business as the supplier of choice to companies who provide wellness and disease management programs for their corporate customers.

The one thing all wellness companies need is reliable, national coverage. It is precisely that reliable and unmatched national coverage that Hooper Holmes provides with our wholly owned branch network and our ability to deliver an exam in every U.S. zip code.

On the last call, I mentioned some new wellness services in pilot. And while they are still small today and it is premature to give details, I can say that the pilots are going well.

As Mike suggested, in the months ahead we expect to see the benefits of our cost savings initiatives and revenue enhancements. We are positioning ourselves for a slowing of revenue decline and a return to profitability in 2007.

I’m very much looking forward to your questions and so (Bridget) if you’d like to open up the lines for questions. Thank you.

Coordinator:
Thank you. At this time if you would like to ask a question, please press star 1 on your touchtone phone. You’ll be prompted to record your name and will be announced prior to asking your question. To withdraw your question, press star 2. And once again, if there are any questions or comments, please press star 1 at this time.

Our first question is from David Lewis of Sun Trust Robinson Humphrey. Your line is open. You may ask your question.

David Lewis: Sun Trust Robinson Humphrey-Analyst	Thank you and good morning.

James Calver:	Good morning David.

Michael Shea:	Good morning David.

David Lewis:	Mike a couple of quick questions for you first. As we try to figure out kind of the operating run rate, the impairment charge, there is no tax benefit for that. Is that correct?

Michael Shea:	No, there is no tax benefit. You’re absolutely right.

David Lewis:	And then we should assume on the restructuring charges, is that a 35% kind of rate or 41%.

Michael Shea:
You could use a 41%. David as you know, all of our deferred tax assets are fully reserved at this time. So what that does for your modeling I mean, as you know, we have a significant amount of deferred tax assets and NOLs. So for 2007 and forward, we will not be paying - there will be no income tax expense except that related to state income taxes and AMT.

So for your models going forward, you know, you may want to just use a state provision in those models.

David Lewis:	Yeah but if we look at it on a fully taxed basis, probably a 41% rate’s a good number.

Michael Shea:	Forty-one, 42, is the correct rate. That’s right.

David Lewis:	And what is the tax on carry forwards today?

Michael Shea:	We have about approximately $19 million in federal NOL carry forwards and a significant amount of deferred tax assets of approximately $45 million.

David Lewis:
Okay, well in trying to go through and kind of reconcile where your 2006 came out, I come up with a loss of about 10 or 11 cents per share and that assumes a 3 cent loss in the fourth quarter which is really in line with my expectations.

Michael Shea:	If you take out the special charges, that is correct David.

David Lewis:
And so I was trying to kind of figure out where we’re going to end up in ’07 and if we add the $6.8 million of cost reductions and the $3.5 million operating income gains from the revenue initiatives, and tax effect that at 41%, I come up with 9 cents. So that would imply to me that we’re looking at ’07 as still being in the loss category. Any comments?

Michael Shea:
I wouldn’t look at it that way. We have said we expect to be profitable in 2007. Basically looking at it, a run rate this past quarter if you take out the special charges, it’s a run rate of about $2, $2.5 million quarterly loss. We have said publicly we’re expecting, you know, $10.3 million of incremental operating income from the strategic review in 2007. So, based on that math, it’s not a significant operating income, but it is positive for 2007.

David Lewis:
Yeah but are you assuming any taxes in your assumptions there? Well, it still wouldn’t matter. But I guess where I’m trying to come to. Okay, so looking at the fourth quarter kind of run rate, that’s $2, $2.5 million pre-tax.

Michael Shea:	Right and we’ve said the strategic review should yield $10.3 million.

David Lewis:	Right so …

Michael Shea:
Of additional operating income. And that, you know, that excludes any baseline improvements in the baseline business. So we are certainly expecting improvements in that area which will put us into the profitable - will make us profitable in ’07.

David Lewis:	And we probably should assume today that you kind of get sequential improvement in the overall trends as we go throughout the year noting that seasonally the third quarter’s a little weaker.

Michael Shea:
David that sums it up perfectly. You’re absolutely right. You know, that’s what we should be looking for is sequential improvement both top line and bottom line. We are starting off as you’d mentioned earlier the $2 to $2.5 million loss area, so that’s right -- sequential improvement and noting the seasonality of the third quarter.

David Lewis:
Okay. And let’ see. A couple of questions. First, can you maybe talk about the competitive environment James and the pricing trends. I know you’ve seen some pricing improvement in the paramedical testing side. You’ve indicated you’ve thought you’ve picked up a little market share. Is that because you’re taking it from ExamOne or is it really some of the other players that may be giving it back?

James Calver:
Well David I think the comments I made about market share and I do want to make it clear to others on the call as well that the benefits of both Q4 wins will be seen in our 2007 results. They are not reflected in the Q4 2006 and that’s because of the ramp up period.

To answer your question directly, we do - we have taken share from each one of our major competitors in the fourth quarter. So it - you know, while it is some more than others, no doubt, but it is across the board.

David Lewis:	Okay that’s fine. That’s all I had for now. I’ll come back with some other questions.

James Calver:	Okay.

Michael Shea:	Okay, very good.

James Calver:	Thank you, David.

Coordinator:	Thank you. Our next question is from (Andy) Speller of AG Edwards, your line is open; you may ask your question.

Andrew Speller: A.G. Edwards - Analyst	Good morning, guys.

James Calver:	Good morning, (Andy).

Michael Shea:	Good morning, (Andy).

Andrew Speller:	How are things in New Jersey today?

James Calver:	Spring is here.

Andrew Speller:	Spring is here, great. Well, my question, one, financial-related with that tax question to follow-up on David’s. So on a reported tax basis next year, you’re not going to report a full tax rate?

Michael Shea:	That is correct. We will only have a tax provision for state and from (AMT).

Andrew Speller:	So what - is that like 7.5%-8%?

Michael Shea:	That’s a good percentage to use.

Andrew Speller:	Okay. And how long do you think the NOLs are going to last on a reported basis?

Michael Shea:
(Andy), that’s hard to say. I can tell you though with the NOLs and the deferred tax assets, the primary component - just to frame it out, the primary component of the deferred tax assets is a goodwill write-down which we took this year and last year. A large portion of that goodwill is tax deductible. So - and as you know last year, that was $100 million goodwill write-off in 2005. So it is a significant amount - to answer your question, it’s a significant amount of pretax income that would be shielded in these future years and would go on for several years.

Andrew Speller:	And I guess this is really to the first question, I mean at some point you have to reverse that tax asset right?

Michael Shea:
You’re absolutely right. If we - as we start to show sustained profitability, we will reverse that deferred tax asset. At that point, it will be that will be that - the huge influx into as a credit to income tax expense and then those benefits will not be carried forward. So said differently, I mean we will not - we cannot reverse that valuation allowance until we have sustained profitability, meaning three, four quarters of profitability before we even consider reversing that.

Andrew Speller:	Okay. And James, I think I missed what you said in terms of the market share gains. Did you say that in the fourth quarter that for - that you added four dollars for every dollar lost; is that right?

James Calver:	I did say that, (Andy), yes.

Andrew Speller:	Okay. And…

James Calver:
We - although you won’t see the - again, although you won’t see that reflected in the Q4 numbers because there’s a revenue ramp-up period and there’s implementation when we sell a service to a client, particularly a significant service, you will see that reflected in our 2007 results. And you did hear me correctly; we won four dollars of business for every dollar lost.

Andrew Speller:	And so - I mean can you size the new business for us?

James Calver:
Well,  I think really I’d prefer not to disclose that information. I’m sure our competitors are listening today and we really don’t want to help them out. Certainly, we can size it internally and we know what the numbers are.

Andrew Speller:	Can you give us examples of the services that you’re providing?

James Calver:	Sure. I mean…

Andrew Speller:	Are they new or just…?

James Calver:
Absolutely. I mean it’s been competitive - the competitive wins I outlined are primarily in our Portamedic business and it’s traditional - a traditional paramedical exam services and also some wins in APS as well in the Attending Physician Statement business, the retrieval of medical records, that’s where the primary wins are.

Andrew Speller:	And - I mean would you expect the new business in and of itself to be able to at least offset the overall decline we’ve seen in the Portamedic operations?

James Calver:
Well, I think the overall comment is - the focus of the Management Team is on slowing those revenue declines. I don’t think the wins that we had in Q4 will completely offset the decline in the industry. But I think  the bottom line is we are solely focused on slowing down the revenue decline.

Andrew Speller:	The last follow-up on this topic would be…

James Calver:	Yeah.

Andrew Speller:	…these are totally new customers to you or additional services to existing customers?

James Calver:	It’s a little of both but primarily new customers.

Andrew Speller:
Okay. And Mike, as far as - I mean with the cash flow - I mean the fact that you don’t have heavy tax payments, the beneficials for your free cash flow for the next several quarters I guess, any major changes we should look at in the balance sheet from this point going forward?

Michael Shea:
I do want to point out that we will see, you know, no tax payments that will be a benefit. But as you know, we do have significant restructuring charges which have been reported in this quarter and previous quarters and other special charges such as I talked about in our last call, you know, the payment to our outside consultants regarding these strategic review, a large portion of that will be paid in 2007. So we will have some significant special charges of 2006 will require cash outlay in 2007. So that - you know, that will put some pressure on our operating cash next year.

Andrew Speller:	Can you quantify that?

Michael Shea:
Not specifically. What I can say is what we are expecting now is not to be cash flow positive in the first half of 2007 as these charges which I just spoke about are being paid out. However, we are expecting to be positive - cash flow positive in the second half of 2007 as our financial results improve and we begin to generate increased cash in the second half.

Andrew Speller:	But not committing to cash flow positive for the year though.

Michael Shea:	At this point, I believe that’s too early to make that commitment, (Andy).

Andrew Speller:	Okay, thanks a lot, guys.

James Calver:	Thanks, (Andy).

Coordinator:	Thank you. Our next question is from Mitra Ramgopal of Sidoti, your line is open; you may ask your question.

Mitra Ramgopal: Sidoti - Analyst
Yes. Hi, good morning, guys; just a couple of questions. First, as you look out to ’07 with the strategy of revenue enhancement and you look at different divisions, I mean are you comfortable in terms of keeping what you have or are there potential issues in terms of maybe shedding one or two lines?

James Calver:	Mitra, let me make sure I understand your question properly. You’re asking about shedding lines of business or shedding customers? Can you…?

Mitra Ramgopal:	Lines of business…

James Calver:	Lines of business…

Mitra Ramgopal:	…that might be underperforming.

James Calver:
Oh, I see. Well, I think as we’ve said before, the way that we view our five different lines of business, we measure them in three terms. Do they have growth potential? Do they have - are they returning a proper amount on the investment that we have in the business? Or do they have some other reason to have a strategic fit in the company? And I think - as I think we have said before, those are three criteria that we use and that is something that Mike and I review periodically with our Board of Directors. We have nothing specifically to announce on that today.

Mitra Ramgopal:	Okay. So is it fair to assume pretty much what we see today should be similar to - going forward and just with the addition of entering new markets and providing new services within those lines.

James Calver:
As I said, I mean really nothing to - and I’m specifically today, but certainly in terms of new markets and new services, yes, we have a number of new services, some are already out in the marketplace, some are currently in trial or pilot, and we’ll be rolling out in the summer of this year in Q3. And as I mentioned in my closing comments, we do have some pilot services in the Wellness space which are tracking nicely.

Mitra Ramgopal:	Okay, thanks.

James Calver:	Thanks, Mitra.

Michael Shea:	Thank you.

Coordinator:	Thank you. Our next question is from (Sean McMahon) of (Kennedy Capital), your line is open; you may ask your question.

(Sean McMahon): Kennedy Capital - Analyst	Thanks for taking my questions. James, can you just maybe elaborate on the share gains; you know, how are you getting these share gains, what’s going on out there in the marketplace?

James Calver:
Well, the share gains are coming I think from a - really from a number of areas. We spent a good deal of time in 2006 showing - improving our service and specifically that means speed and accuracy; so that certainly has impact in the marketplace.

As you heard, we have shored-up our sales force in a number of different places, not only in Portamedic on the corporate side but in the field side as well. There are two sales forces that do serve Portamedic, they’re the corporate sales force that focuses on the life insurance companies, and then there is a second sales force, the larger of the two, which calls on insurance brokers and agents, and both are very necessary in our business model.

In each case, we have added to the skillset, we have added to simply the number of sales people in the field; we’ve also added to our subsidiary businesses as well. So that has definitely made an impact.

And then I think  as you all know from prior discussions, we have aligned all of our sales people using commissions, we have incentive programs in place now, we have - and we have built sales infrastructure to help with account planning and account management. So while I couldn’t attribute it to any one thing, I think those are probably the four primary factors that are driving this.

(Sean McMahon):	Has the IT system been a big plus or - for this area?

James Calver:
Well, I think as we continue to invest in the IT systems,  we invested a lot last year when we did rollout the new system, certainly, the reporting capabilities of the new system will help us improve our service, time accuracy going forward; we’ve already seen benefits and improvements in that in the last five months. We completed the rollout in October.

And I think as with any large system rollout where you’re replacing a system that’s been used in place for a number of years, you have to take the operational attitude of continuous improvement to continue to make the system better and to get the productivity out of it. So yes, I mean we expect continued improvements in productivity from the system.

(Sean McMahon):	Okay. And then, (Mike), cap ex for this year?

Michael Shea:	For 2007?

(Sean McMahon):	Uh-huh.

Michael Shea:	Is an estimate of approximately $6 million which was close to the 2006 amount.

(Sean McMahon):	Okay. Thank you, guys.

James Calver:
Sure. Maybe just one closing comment, as you asked about market share. I mean I think one of the things that our customers respond very well to and has certainly increasing interest in this is having all the services under one roof, from underwriting solutions, the MAAS business, to the lab business, to the paramedical capabilities. The exam lab and underwriting capabilities are very powerful and that is resonating in the marketplace.

Coordinator:	Does that conclude your questions?

(Sean McMahon):	Yes, thank you.

Coordinator:	Thank you.

James Calver:	Thank you, (Sean).

(Sean McMahon):	Thank you.

Coordinator:
And at this time, I’d just like to give a reminder to parties that if you do have questions or comments for today’s conference call, please press star, 1 on your touchtone phone; and it’s star, 1 on your touchtone phone if you have any questions.

And our next question will come from (Patrick Flavin) of (Flavin Blake & Company), your line is open; you may ask your question.

(Patrick Flavin): Flavin, Blake & Company - Analyst	Good morning, James and Michael:

Michael Shea:	Good morning.

James Calver:	Good morning, (Patrick).

(Patrick Flavin):
I’m pleased to see the improvement on the gross margin but I have to tell you I continue to find the 27% SG&A expense component as daunting. Can you help us out with these as a composition of that or how you’re going to be able to get that down because that’s a big hurdle for the - what you’re trying to accomplish.

Michael Shea:
Sure, that is - I agree, (Patrick), it is a large number. The components are primarily all of the costs of running and being a public company. As you know, a large portion of that - first of all, it has certainly our Executive Management, many of the support teams, there are also your HR, your finance, your treasury, your tax, along with the cost of being a public company such as our audit costs, our legal costs, Sarbanes-Oxley costs, all included in that major category.

As far as reductions go, I mean a very large focus of our strategic review and the expense management initiatives is focused in that SG&A area. So a large amount of the specific items that James talked about earlier in the call as far as what items such as the equipment leases, travel programs, our back-to-basics approach will - should have a very significant effect in improvement on that SG&A line.

(Patrick Flavin):
I would expect because that’s such a big nut to get over. But can you - in terms of your restructuring program, Michael, where does SG&A come out at the end of this? What percentage of sales is it expected to be?

Michael Shea:
At this point,  we don’t - the target would be in that in that 20% range, perhaps better. We have not, until these initiatives start to kick into place, I really do not want to commit to a percentage on that line item. But as we have said, of the $17.5 million, $4.8 of that will be SG&A,  expense reductions. So, we’re going to have to work towards those numbers and certainly expect a significant improvement in that line item.

(Patrick Flavin):	Okay. It’s just - it’s obviously the lowest hanging fruit if you could call it that…

Michael Shea:	Yeah.

(Patrick Flavin):
…but it’s also it will be virtually impossible to accomplish what you’re trying to do unless you do get that down. And in that regard, let me just - as a last question, I’ll just - in taking your straightforward guidance on the restructuring plan, you’re talking about a $17.5 million improvement in operating income over eight quarters which is two years which is the end of 2008.

And if you simply take that $17.5 million of improvement and put it against $7.1 million loss for this year, you come up with about $10 million of operating income by the end of 2008, and if you tax effect that, you’ve got $6 million of net income which is nine cents a share. Is that the best we can do over a two-year period is nine cents a share?

Michael Shea:
Absolutely not, absolutely not. That is the math behind our strategic review. Our first line of action - we were losing a large amount of money as you can see, our first goal is to get the company profitable, okay, and to also stabilize the revenue. So, no, this is just the first step in this turnaround program, this is the step to get us positive and to generate positive cash.

(Patrick Flavin):	Okay; God speed.

James Calver:
So (Patrick), if I can just add to Mike’s point, I think improvements in the baseline, certainly the commitments that we’ve made that you brought up, we also have these new services that I talked about today. We have entry into a new and growing marketplace by way of wellness. Now although small today, those are growing markets, they’re not declining markets.

So I think the commitments we have made to date are important commitments but we are certainly not done at that point and I would not want to leave any of our share owners with that impression.

(Patrick Flavin):	Okay. So those are not included in the $17.5 million, the gross component of that number?

Michael Shea:
No, that’s - there’s some revenue enhancement ideas. What we indicated on our previous call was about $6 million of that $17.5 was related to some new revenue initiatives. Certainly, the growth areas that James is talking about is as you noted the Wellness area that he spoke about earlier, none of that - none of the growth investment phase of this turnaround program, none of those related financial results is included in the $17.5.

(Patrick Flavin):	Excellent. Okay. Good luck.

Michael Shea:	Thank you.

James Calver:	Thank you, (Patrick).

Coordinator:	Thank you. Our next question is from (David Lewis) of (SunTrust Robinson Humphrey), your line is open; you may ask your question.

(David Lewis):	Thank you. Mike, should we anticipate any further restructuring charges in the first half of ’07 and do you anticipate any further goodwill impairments?

Michael Shea:
The first question, we will have some restructuring as we continue through our expense management phase of the strategic review but I do want to say certainly not in the size that you saw in 2006. As pertaining to goodwill and intangibles, we are very satisfied with the projections that we used in making that evaluation several weeks ago; we are very comfortable with those, so I do not anticipate any movement in goodwill or intangibles.

(David Lewis):
Okay. And as we look at the kind of revenue that you’re looking to produce in 2007, you clearly still have some headwinds, is it fair to kind of annualize what your fourth quarter revenue was and then pull that back somewhere which will probably bring us in the $280 million area?

Michael Shea:	Well, I don’t want to get too specific on that but that’s certainly a reasonable approach.

(David Lewis):
Okay. And James, can you talk a little bit about the Disease and Wellness program? I know you talked about it in previous periods. But more importantly, who are the big competitors out there and what is the size of the market again?

James Calver:
Well, I mean certainly I think the short answer is there are no big competitors. There are certainly smaller competitors but we’re in somewhat of an interesting position in the fact that our branch network is wholly company-owned. We can deliver a medical exam to any physical address in the United States. And, you know, to the - I think to the best of our knowledge, (David), there are few other companies that can match that capability.

So, you know, there are certainly companies providing wellness-type screening services exams but in terms of you asked about big competitors, at this stage, to the very best of our knowledge, and it is early days for us, we don’t - we do not see any.

(David Lewis):	You know, just the Disease and Wellness programs that are currently in effect at corporations are relatively small but starting to blossom?

James Calver:
Well, I think it depends company on company. The Disease Management and Wellness industry by estimates of industry analysts are in excess of $4 billion. I think what we do observe is wellness programs and controlling spiraling healthcare costs are on the minds of virtually every Fortune 500 CEO. I mean specifically for us the addressable market, again, according to industry analysts, is about $500 million. And, you know, our customers, and I should be very clear about this, our customers are those who provide services to corporations, Fortune 500s.

(David Lewis):	I understand. Thank you very much.

James Calver:	Thank you.

Michael Shea:	Thank you.

Coordinator:	Thank you. Our final question will come from (A.J. Rice) of (Pomeroy Capital), your line is open; you may ask your question.

(A.J. Rice): Pomeroy Capital - Analyst
Thanks. Just a couple quick questions, maybe to follow-up on that last one. You have these two pilots in the Wellness area and that you’re working on and you’re saying that those will go national in the second half of the year. I guess a couple things, does rolling them out nationally, is that going to require investment on your part of any substance?

And secondarily, in terms of moving the needle on the revenues, rolling that out national, do those two large customers in and of themselves have a potential to move the needle in any significant way for the back-half of the year? And then maybe just comment more broadly, are you sort of focused on these two customers in Wellness program out or are you out there marketing actively to others as well?

James Calver:
Okay. So I think the - to answer your first question, there are no significant investment involved in terms of broadening the Wellness offerings. Secondly, in terms of are we expand - will this have an impact on revenue? Again, I think it really is early days at this point, (A.J.). I don’t want to make any commitments, but suffice to say, the pilots are going well.

In terms of the third part of your question, are we out actively talking to other players in the industry? And the answer is yes, we’re exploring the marketplace.

(A.J. Rice):
Okay. And then maybe just to switch gears on - and one of the things you mentioned in your prepared remarks, you’ve redone your bank agreement with Citigroup, what does that do for you? Do you have increased availability, is pricing the same, better, worse, or are there other things that you were trying to do in redoing that bank agreement?

Michael Shea:
Well, it’s exactly the last point is what it was, (A.J.). We had last year a cash flow agreement with some significant financial covenants in it; as you know, certainly not a good arrangement for a company in a turnaround position. So the major reason was to go out and we got an asset-based lending arrangement with Citigroup for a total of $25 million and it just provides us a lot of flexibility in this turnaround program. So that was the reason.

(A.J. Rice):	Okay, all right. Thanks a lot.

Michael Shea:	Okay.

James Calver:	Thank you, (A.J.).

Coordinator:	Thank you. That will conclude our questions.

James Calver:
Well, thank you, (Bridget), and thank you to all of you. I mean if there are no further questions at this time, I’d like to thank you for joining us today and for your continued support of our efforts. I look forward to speaking with many more of you over the coming weeks and months and to keeping you up-to-date on our progress. Thanks again for your attention today. Bye, bye.

Coordinator:	Thank you. That will conclude our call for today
.

END